Attachment 16B to Form N-SAR

May 23, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Attachment 16A with regard to Item 77K of Form N-SAR dated May 23, 2006 of Oppenheimer Tremont Market Neutral Fund, LLC, Oppenheimer Tremont Opportunity Fund, LLC, OFI Tremont Market Neutral Hedge Fund and OFI Tremont Core Strategies Hedge Fund for the Funds' fiscal year ended March 31, 2006, and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                              ERNST & YOUNG LLP